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                                                                    Exhibit 99.1

                                             FOR IMMEDIATE RELEASE

CONTACT:

Richard Soloway, President                   Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                   Andria Pilo (Media)
NAPCO SECURITY SYSTEMS, INC.                 WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                      (212) 370-4500; (212) 370-4505 fax
                                             e-mail: steve@wolfeaxelrod.com


   NASDAQ Sends NAPCO Staff Determination Letter Related to Delayed Form 10-K
                                     Filing

AMITYVILLE, NEW YORK - OCTOBER 16, 2003 -- NAPCO Security Systems, Inc., (Nasdaq: NSSC), announced today that due to its previously announced delay in filing its Form 10-K for the fiscal year ended June 30, 2003, it received a NASDAQ Staff Determination letter on October 15, 2003. This letter reflects standard NASDAQ procedure for companies making delayed public filings.

The letter indicated that, due to the delayed Form 10-K filing, NAPCO is not currently in compliance with the filing requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) and that its Common Stock is subject to possible delisting from the NASDAQ National Market. As the next step in this process, NAPCO will request a NASDAQ Listing Qualifications Panel hearing to review the Staff Determination. The hearing request will stay the delisting of the Company's securities pending the Panel's decision. Delisting can be prevented by the Panel, but there can be no assurance that the Panel will grant NAPCO's request for continued listing. However, the Company understands that if it files its 2003 Form 10-K prior to the hearing evidencing compliance with all continued listing requirements, the Company's normal listing may be reinstated. The letter also indicated that the Company's stock ticker symbol will become (NSSCE) beginning on Friday, October 17, 2003 and will continue throughout the filing delinquency.

As previously reported in the press release of October 14, 2003, the delay in filing the Company's Form 10-K relates to the resolution of an international tax matter concerning the Company's Dominican Republic subsidiary, and although there can be no assurance of the outcome, management believes that the issue will be resolved satisfactorily within approximately six weeks and then promptly file its Form 10-K.

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NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional and industrial applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For more information on NAPCO and its subsidiaries, please visit the Company's web site at: www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.